UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): April 11, 2024
BlackSky Technology Inc.
(Exact Name of Registrant as Specified in Charter)

Delaware	001-39113	47-1949578
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

13241 Woodland Park Road
Suite 300
Herndon,	Virginia	20171
(Address of principal executive offices)		(Zip code)
(571) 267-1571
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock, par value $0.0001 per share	BKSY	The New York Stock Exchange
Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	BKSY.W	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.☐

Item 1.01 Entry into a Material Definitive Agreement.

On April 11, 2024, BlackSky Technology Inc., a Delaware corporation (the “Company”), and certain subsidiaries of the Company, as co-borrowers (together with the Company, the “Borrowers”), entered into a loan and security agreement (the “Loan Agreement”) with Stifel Bank, as lender (“Bank”). The Loan Agreement provides for a $20.0 million revolving credit facility, including a $500,000 subfacility for the issuance of letters of credit and other ancillary banking services. The Loan Agreement provides that $10.0 million of the revolving commitments were immediately available for borrowing, and the remaining $10.0 of revolving commitments are available at any time after June 28, 2024. The revolving loans mature on June 30, 2026. The proceeds of the loans may be used by the Company for the funding of growth initiatives, including working capital needs and general corporate purposes. The Company borrowed $10.0 million in revolving loans at the closing of the Loan Agreement.

The revolving loans accrue interest at a rate equal to the greater of (A) the prime rate and (B) six percent (6.00%). Interest on the loan is payable quarterly in arrears. Borrowers are required to pay to Bank an unused line fee of 0.25% per annum, payable quarterly in arrears. Borrowers may borrow, prepay and reborrow revolving loans, without premium or penalty. The principal amount of outstanding revolving loans, together with accrued and unpaid interest, is due on the revolving loan maturity date. The Company is also obligated to pay a fee to the lender upon the occurrence of certain change of control events or the refinancing, repayment or termination of the Loan Agreement, along with other customary fees for a loan facility of this size and type.

The Company’s obligations under the Loan Agreement are secured by substantially all of the Borrowers’ assets, including intellectual property.

The Loan Agreement contains customary affirmative and negative covenants, including covenants limiting the ability of the Company and its subsidiaries to, among other things, incur debt, grant liens, pay dividends and distributions on their capital stock, make investments and acquisitions, and make capital expenditures, in each case subject to customary exceptions for a loan facility of this size and type. The Company is also required to maintain the listing of at least one class of common stock on the New York Stock Exchange. The Loan Agreement also contains financial covenants requiring compliance with a minimum revenue covenant, measured at the end of each fiscal quarter, and maintenance, at all times, of unrestricted cash and cash equivalents with Bank or in controlled accounts in an aggregate amount at least equal to the outstanding obligations under the Loan Agreement. If Borrowers fail to meet the minimum cash covenant, the Loan Agreement provides Borrowers with the ability to cure the breach with the deposit of proceeds from the issuance of capital stock or subordinated debt.

The Loan Agreement includes customary events of default, including payment defaults, breaches of covenants, cross defaults with certain other material indebtedness, bankruptcy and insolvency events, and the occurrence of a material adverse effect, as well as an event of default for certain impairments of the availability of the Company’s ATM facility. The occurrence of an event of default could result in the acceleration of the Borrowers’ obligations under the Loan Agreement, the termination of the Bank’s commitments, a 5% increase in the applicable rate of interest and the exercise by Bank of other rights and remedies provided for under the Loan Agreement.

The foregoing description of the Loan Agreement does not purport to be complete and is qualified in its entirety by the terms and conditions of the Loan Agreement, which is attached hereto as Exhibit 10.1 and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information related to the Loan Agreement set forth in Item 1.01 above is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.
(d) Exhibits.

Exhibit Number	Description
10.1
Loan and Security Agreement, dated as of April 11, 2024, by and among BlackSky Technology Inc., BlackSky Holdings, Inc., BlackSky Geospatial Solutions, Inc., BlackSky Global LLC, SFI IP Holdco LLC, BlackSky International, Building 5 LLC and Stifel Bank.

______________________________________________________________________________
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: April 15, 2024

Date:	April 15, 2024	By:	/s/ Henry Dubois
Henry Dubois
Chief Financial Officer (Principal Financial Officer)